Paulson Capital Corp. Announces 2008 Third Quarter Results

PORTLAND, OR -- 11/14/2008 -- Paulson Capital Corp. (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today reported its financial results for the three and nine months ended September 30, 2008.

Chester "Chet" Paulson, Chairman of Paulson Capital Corp., stated, "Based on my many years in the securities industry, the turbulence that characterizes the prevailing equity markets is unprecedented and the outlook for the small and micro cap arena remains challenging. Nonetheless, industry reports reflect that from 1956 through 2005, small cap value stocks outperformed their larger counterparts 17.3% to 13.3%. Moreover, just since the last recession in 2001, seven of the 10 top performing domestic stocks were small cap issues."

Continuing, Paulson noted, "Experience in previous bear markets has taught us that despite dramatic downturns, there exists unique investment opportunities in small cap stocks for those with patience and cash. As the first investment banking firm to venture back into the underwriting of public stock offerings following the 2001 recession -- and greatly benefiting as a result, we believe the time is right to take the lead again. Moving forward, you can expect to see Paulson Investment Company reinvigorating our investment banking support of those select companies that we believe offer tremendous upside potential."

Financial Highlights for nine months ended September 30, 2008 compared to nine months ended September 30, 2007:

-- Total revenues declined to $(7.3 million) from $23.6 million.
     -- Commissions decreased 12% to $11.3 million from $12.8 million.
     -- Corporate finance revenues were $395,000, down 91% from
        $4.5 million.
     -- Due to the dramatic downturn in the market, investment losses totaled $16.3 million, which compared to investment income of
        $4.2 million.
     -- Trading losses were $2.7 million, down from trading income of
        $1.8 million.
-- Loss before taxes totaled $21.4 million compared to $7.2 million in income before taxes.
-- Net loss was $13.3 million, or $2.23 per diluted share, down from net income of $4.4 million, or $0.72 per diluted share.

Financial Highlights for three months ended September 30, 2008 compared to three months ended September 30, 2007:

-- Total revenues decreased to $(6.3 million) from $6 million.
     -- Commissions dropped 21% to $3.2 million from $4.1 million.
     -- Due to the fact that the Company did not complete any offerings in the third quarter of this year, corporate finance revenues were $0, which compared to $21,000.
     -- Investment losses were $4.3 million, a decrease from $1.7 million.
     -- Trading losses totaled $5.3 million, compared to $59,000.
-- Loss before taxes was $10.3 million, which was down from income before taxes of $1.0 million.
-- Net loss was $6.3 million, or $1.07 per diluted share, declining from net income of $670,000, or $0.11 per diluted share.

As of September 30, 2008, the Company had $11.5 million in cash, notes and receivables and $24.9 million in total shareholders' equity. Due to unrealized losses on certain investment securities and the decrease in the value of certain underwriter warrants issued to the Company for past corporate finance transactions, the Company has booked a deferred tax asset of $4.5 million on its balance sheet as of September 30, 2008, compared to a deferred tax liability of $1.8 million as of December 31, 2007. When comparing the first nine months of 2008 to the same period in 2007, net cash provided by the Company's operating activities increased 63% to $676,000 from $414,000.

Pursuant to the Share Repurchase Program approved by the Company's Board of Directors in September of 2001, Paulson Capital Corp. was authorized to repurchase up to 600,000 shares of its common stock. However, in June 2008, the Board approved the repurchase of up to a total of an additional 200,000 shares of its common stock. During the nine-month period ended September 30, 2008, the Company repurchased a total of 95,000 shares for $482,000 and, at September 30, 2008, 256,876 shares remained available for repurchase. These Repurchase Programs do not have an expiration date.

     Paulson Capital Corp. and Subsidiary Consolidated Balance Sheets

                                              September 30, December 31,
                                                  2008          2007
                                              ------------- -------------
                                               (Unaudited)
Assets
  Cash and cash equivalents                   $     231,177 $      43,619
  Receivable from clearing organization           7,919,838    11,702,341
  Notes and other receivables                       658,044     1,563,530
  Income taxes receivable                         2,647,279             -
  Deferred tax asset                              4,477,432             -
  Trading securities, at market value             6,396,788    12,037,368
  Investment securities, at market or
   estimated fair value                           3,694,036     8,157,546
  Underwriter warrants, at estimated fair
   value                                          2,359,000    16,373,000
  Prepaid and deferred expenses                     646,274       939,371
  Furniture and equipment, at cost, net of
   accumulated depreciation and amortization
   of $859,202 and $862,616                         117,410       196,333
                                              ------------- -------------
      Total Assets                            $  29,147,278 $  51,013,108
                                              ============= =============

Liabilities and Shareholders' Equity
  Accounts payable and accrued liabilities    $     894,598 $   3,240,877
  Payable to clearing organization                1,863,530     2,463,413
  Compensation, employee benefits and payroll
   taxes                                            701,454     2,065,972
  Securities sold, not yet purchased, at
   market value                                      41,865        36,259
  Income taxes payable - current                          -     1,369,710
  Income taxes payable - long-term                  311,000       297,000
  Deferred revenue                                  300,000       375,000
  Underwriter warrants--employee and
   independent contractor, at estimated
   fair value                                       131,000       651,000
  Deferred income taxes                                   -     1,821,000
                                              ------------- -------------
      Total Liabilities                           4,243,447    12,320,231
                                              ============= =============

Commitments and Contingencies                             -             -

Shareholders' Equity
  Preferred stock, no par value; 500,000
    shares authorized; none issued                        -             -
  Common stock, no par value; 20,000,000
   shares authorized; shares issued and
   outstanding: 5,942,150 and 6,037,150           1,950,469     1,972,319
  Retained earnings                              22,953,362    36,720,558
                                              ------------- -------------
     Total Shareholders' Equity                  24,903,831    38,692,877
                                              ------------- -------------
     Total Liabilities and Shareholders'
      Equity                                  $  29,147,278 $  51,013,108
                                              ============= =============

                      Paulson Capital Corp. and Subsidiary
               Consolidated Statement of Operations (Unaudited)

                 For the Three Months Ended     For the Nine Months Ended
                       September 30,                 September 30,
                 --------------------------     -------------------------
                     2008           2007           2008           2007
                -------------  -------------  -------------  --------------

Revenues
  Commissions   $   3,239,163  $   4,090,223  $  11,251,895  $   12,810,762
  Corporate
   finance                  -         21,230        395,389       4,467,037
  Investment
   income
   (loss)          (4,262,800)     1,672,110    (16,337,021)      4,227,946
  Trading
   income
   (loss)          (5,273,518)        58,344     (2,721,476)      1,769,107
  Interest and
   dividends           13,112         48,988         40,583         119,987
  Other                25,771         60,121         82,667         232,196
                -------------  -------------  -------------  --------------
                   (6,258,272)     5,951,016     (7,287,963)     23,627,035

Expenses
  Commissions
   and salaries     3,022,404      3,669,120     10,550,804      12,452,211
  Underwriting
   expenses             4,755         14,529        318,761         323,993
  Rent, telephone
   and quotation
   services           305,565        313,066        894,182         930,246
  Professional
   fees               154,046        151,828        627,604         497,001
  Bad debt
   expense              9,113         27,192         14,289         182,041
  Travel and
   entertainment       55,869        107,505        257,096         184,689
  Advertising
   and promotion       50,653         92,820        165,239         177,546
  Settlement
   expense             44,800        190,000         76,800         499,717
  Depreciation
   and amortization    27,603         29,267         84,787          85,594
  Other               372,139        349,184      1,147,316       1,125,043
                -------------  -------------  -------------  --------------
                    4,046,947      4,944,511     14,136,878      16,458,081
                -------------  -------------  -------------  --------------

Income (loss)
 before income
 taxes            (10,305,219)     1,006,505    (21,424,841)      7,168,954

Income tax
 expense
 (benefit):
  Current          (2,344,366)       714,423     (1,819,568)      1,461,025
  Deferred         (1,612,634)      (377,823)    (6,298,432)      1,259,950
                -------------  -------------  -------------  --------------
                   (3,957,000)       336,600     (8,118,000)      2,720,975
                -------------  -------------  -------------  --------------

Net income
 (loss)         $  (6,348,219) $     669,905  $ (13,306,841) $    4,447,979
                =============  =============  =============  ==============

Basic net
 income (loss)
 per share      $       (1.07) $        0.11  $       (2.23) $         0.73
                =============  =============  =============  ==============

Diluted net
 income (loss)
 per share      $       (1.07) $        0.11  $       (2.23) $         0.72
                =============  =============  =============  ==============

Shares used in
 per share
 calculations:
  Basic             5,942,150      6,087,341      5,975,581       6,129,613
                =============  =============  =============  ==============
  Diluted           5,942,150      6,097,321      5,975,581       6,139,665
                =============  =============  =============  ==============

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Headquartered in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester "Chet" Paulson in 1970, it has managed or underwritten 163 securities offerings and has generated more than $1.2 billion for client companies. The firm's enduring success stems from its ability to recognize emerging industry trends and from supporting emerging companies pioneering positive change and advancements in those related markets.

With corporate and independent retail brokerage offices located in 10 states throughout the country, Paulson Investment Company, Inc. aims to earn and build trust with retail and select institutional investors through highly customized financial portfolio management, diversified financial products and service offerings and effective administration and execution of investment strategies that specifically address individual risk tolerance levels. In addition, Paulson Investment Company, Inc.'s brokerage clients look to the firm for compelling new investment ideas in the small and emerging growth markets.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy
President and CEO
407-585-1080
email plcc@efcg.net